EXHIBIT 10(w)



                               AMENDMENT NO. 2 TO
                              EMPLOYMENT AGREEMENT
                                       OF
                                JAMES S. OSTERMAN


     THIS AMENDMENT No. 2 made and entered into as of this 15th day of March, 2002, by and between BLOUNT INTERNATIONAL, INC. (the "Company") and JAMES S. OSTERMAN ("Executive");

                              W I T N E S S E T H :

     WHEREAS, the Company and Executive entered into an Employment Agreement, dated as of April 18, 1999, which Agreement became effective on August 19, 1999 and which Agreement has been previously amended by an amendment dated as of February 2, 2001 (together, the "Employment Agreement"); and

     WHEREAS, the parties now desire further to amend the Employment Agreement in the manner provided in this Amendment No. 2;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Employment Agreement, the parties hereby agree to amend the Employment Agreement as follows:

                                       1.

     Section 2 is hereby amended by deleting the present section in its entirety and substituting the following in lieu thereof:

     "2. Employment and Term; Consulting Agreement

          (a) (i) Subject to the terms and conditions of this Agreement, the Company hereby employs Executive and Executive hereby accepts employment as President of the Outdoor Products Group and shall have such responsibilities, duties and authority that are consistent with such position as may from time to time be assigned to Executive by the Chief Executive Officer or the Board of Directors, provided, however, that effective on or after July 1, 2002 the Company may promote or hire a replacement for Executive for purposes of providing a transition of all or part of Executive's responsibilities, duties and authority at the Outdoor Products Group to such replacement and such promotion or hiring and transition of duties and responsibilities shall not constitute a breach of this Agreement nor constitute a Good Reason for Executive to terminate employment; provided, further that Executive shall participate in the selection of his successor; provided further that the promotion or hiring of a replacement at the Outdoor Products Group shall not affect the Company's obligations to provide Executive with the compensation and benefits set forth in Section 3 below; (ii) Effective August 15, 2002, or such earlier date as the Board of Directors may determine, Executive shall serve as Chief Executive Officer of the Company and shall have such responsibilities, duties and authority that are consistent with such position as may be from time to time assigned to Executive by the Board of Directors; (iii) Executive agrees that during the Term of this Agreement he will devote substantially all his working time, attention and energies to the diligent performance of his duties and responsibilities for the Company. With the consent of the Board of Directors, Executive may serve as a director on the boards of directors or trustees of additional companies and organizations.

          (b) Unless earlier terminated as provided herein, Executive's employment under this Agreement shall commence at the Effective Time and shall end on August 19, 2004 (the "Term"), unless the Term is extended in accordance with subsection (c) below (in which case such extended period shall constitute the Term).

          (c) Not less than ninety (90) days prior to August 19, 2004 (and any 12-month extension of the Term), the Company may offer to extend the Term for an additional 12-month period on such terms and conditions as may be specified in the offer (which may be on the same terms and conditions as provided herein). If Executive desires to accept such offer, he shall notify the Company in writing within thirty (30) days of receipt of the offer and the Agreement shall be extended on the terms and conditions agreed upon. If Executive's employment is terminated by the Company or Executive terminates his employment prior to August 19, 2004, his rights will be determined in accordance with Section 5 of this Agreement, as modified by subsection 2(e) below.

          (d) If Executive remains actively employed by the Company until the end of the Term (whether such date is August 19, 2004, or a later date at the end of any agreed upon extension pursuant to Section 2(c) of this Agreement), the Company shall provide Executive with a consulting agreement ("Consulting Agreement") with the following terms:

               (i) The Consulting Agreement shall be for a period of two (2) years commencing August 20, 2004 and ending August 20, 2006 (or beginning on his later termination date resulting from any mutually agreed upon extension(s) of the initial Term pursuant to Section 2(c) of this Agreement and ending two (2) years later). The period of the Consulting Agreement may be terminated earlier by the Company in the event of Executive's death, Disability, termination for Cause (as defined in Section 6.2 below) or Executive's voluntary termination of service.

               (ii) Executive's title during the period of the Consulting Agreement will be mutually agreed upon between Executive and the Company and his duties will be to continue to maintain relationships with major customers, attend trade shows, consult on products and services, and perform such other duties as may reasonably be assigned to him by the Board of Directors. Executive will be an independent contractor with respect to the Company and not an employee.

               (iii) Executive will be paid an annual retainer of $200,000 for his consulting services, for which amount he will be available to perform services up to ten (10) days per month. The Board of Directors and Executive will agree on the days Executive will be performing services under the Consulting Agreement. The Company may request Executive to perform services for additional days per month at the rate of $1,600 per day.

          Executive will be paid his consulting fees monthly. Executive will also be reimbursed for the reasonable out-of-pocket expenses (including business travel and entertainment) which he incurs in performing his consulting services. Executive will be entitled to a bonus of $50,000 per year for each Company fiscal year which ends prior to the termination of the Consulting Agreement, if the Company meets its financial targets for such fiscal year (such determination will be made by the Board of Directors).

               (iv) Executive will be provided with health and life insurance coverages (including Exec-U-Care) under the Company's existing benefit programs, but if such coverages cannot be continued, the Company will arrange for comparable coverages at its expense. Executive will continue to be responsible for paying the costs of any dependent coverage.

               (v) To assist in performing the consulting services, Executive will be provided, at the Company's expense, with an equipped office and his current secretary/administrative assistant (or a substitute acceptable to Executive). The secretary/administrative assistant shall receive a level of compensation and benefits comparable to that being received by such assistant at the end of the Term. Executive's office will be at a location acceptable to Executive, but will not be in the Portland headquarters building. Executive will also be provided with an automobile (and related costs) under terms similar to those the Company uses for executives, and with reimbursement for membership dues and assessments at a country club.

          (e) Upon any termination of Executive's employment after March 15, 2002, for any reason, whether before, on or after the end of the Term, he shall be entitled to the contractual rights and benefits provided below (except to the extent Executive acquires greater rights upon any such termination of employment) and to the extent necessary or desirable to reflect the agreements set forth herein, the Company will amend the agreements affecting such contractual rights or benefits:

               (i) Executive's termination will be treated as a resignation "at the request of his Employer" pursuant to Section III(c) of the Executive Supplemental Retirement Plan of Blount, Inc..

               (ii) Executive's termination will be treated as qualifying as "Retirement" for purposes of the Nonqualified Stock Option Agreement (Time Option), dated August 19, 1999, for 60,000 shares and the Nonqualified Stock Option Agreement (Performance Option), dated August 19, 1999 for 60,000 shares.

               (iii) Executive's termination will be treated as qualifying as "Retirement" for purposes of the Nonqualified Stock Option Agreements, dated June 29, 2001, February 14, 2002 and March 15, 2002 for 150,000
          shares, 39,400 shares and 150,000 shares, respectively.

               (iv) Executive's termination will be treated as qualifying as "Retirement" for purposes of Article IV of the Employee Stockholder Agreement, dated as of August 19, 1999, and the other provisions of such agreement."

                                       2.

     Section 3(a) is hereby amended by deleting the present section in its entirety and substituting the following in lieu thereof:

          "(a) An annual base salary ("Base Salary") of Four Hundred Thirteen Thousand Dollars ($413,000.00), prorated for any partial year of employment. Executive's Base Salary shall be increased each year in such amount so as to maintain Executive's Base Salary competitive with the base salaries of chief executive officers of companies of comparable size and similar industries at such time as the Company increases salaries for its executive officers generally. Executive's salary shall be payable in substantially equal installments on a bi-monthly basis, or in accordance with the Company's regular payroll practices in effect from time to time for executive officers of the Company."

                                       3.

     Section 3(b) is hereby amended by adding the following proviso to the end of the second sentence of the present section:

          "provided, that, for the Company's fiscal years ending December 31, 2002 and 2003, Executive's annual bonus shall be a minimum of $400,000 for each year."

                                       4.

     Section 3 is hereby amended by adding the following new subsection (g) to the end of the present section:

          "(g) On March 15, 2002, the Company will grant Executive options to purchase 150,000 shares of Common Stock under the Company's 2000 Stock Incentive Plan ("2000 Plan"). The Option Exercise Price of the options will be the average of the closing prices of the Company's stock on the New York Stock Exchange on the ten (10) trading days immediately preceding March 15, 2002. The options will be 100% vested and immediately exercisable on March 15, 2002. The other terms and conditions of the options will be established by the Committee in accordance with the terms of the 2000 Plan."

                                       5.

     Section 3 is hereby amended by adding the following new subsection (h) to the end of the present section:

          "(h) On or about September 1, 2002, Executive shall be paid in a lump sum a 100% vested benefit under the Blount, Inc. and Subsidiaries Supplemental Retirement Benefit Plan ("SERP") and the Executive Supplemental Retirement Plan of Blount, Inc. ("Executive SERP"). Executive shall be treated for purposes of the SERP and the Executive SERP as if his employment had terminated on August 31, 2002. The amount of the lump sum payments shall be as follows: SERP - $ 778,942.52; Executive SERP - $1,292,122.28. The lump sum payments to Executive shall be made from the Blount, Inc. Executive Benefit Plans Trust, but if the Trust fails to make any or all of such payments, the unpaid amounts shall be paid by the Company. After the lump sum payments provided for in this subsection 3(h) have been made, Executives' participation in the SERP and Executive SERP shall cease and the Company and the Trust shall have no further obligations to Executive in respect of the SERP or Executive SERP."

                                       6.

     This Amendment No. 2 shall be binding on the parties as of the date hereof. Except as hereby modified, the Employment Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first written above.


                                       BLOUNT INTERNATIONAL, INC.


                                       By: __________________________________



                                       EXECUTIVE


                                       --------------------------------------
                                       James S. Osterman